UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  12/08/2004

Denbury Resources Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  1-12935

DE	20-0467835
(State or Other Jurisdiction Of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

5100 Tennyson Parkway Suite 3000
Plano, TX 75024
(Address of Principal Executive Offices, Including Zip Code)

972-673-2000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 8, 2004, the Board of Directors of Denbury Resources Inc. ("Denbury"), after consideration and recommendation by the Nominating Committee, appointed Greg McMichael to serve as a director of Denbury until the 2005 annual meeting of the shareholders, thus filling one of the two board vacancies created by the resignations from the Denbury Board earlier in 2004 of representatives of the Texas Pacific Group. Mr. McMichael will serve on the Board's compensation committee. There have been no transactions or series of similar transactions of the type required to be described under Section 404(a) or Regulation S-K between Denbury and Mr. McMichael which have taken place since January 1, 2003.

Mr. McMichael, age 55, has over 29 years of oil and gas experience, including 16 years as a "sell-side" equity analyst. Mr. McMichael recently retired as Vice President and Group Leader - Energy Research of A.G. Edwards, where he was responsible for all of the firm's equity research in the energy sector. Prior to his employment by A.G. Edwards, which commenced in 1998, Mr. McMichael was Director of Equity Research of Hanifen, ImHoff, Inc., a regional investment banking firm based in Denver, for eight years. Mr. McMichael also serves on the board of Matador Resources Company, a private oil and natural gas company headquartered in Dallas, Texas.

Item 9.01.    Financial Statements and Exhibits

The following exhibits are filed with this report on Form 8-K:

Exhibit No.    Exhibit Description

99.1    Press Release Regarding Appointment of Greg McMichael as a director of Denbury.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Denbury Resources Inc.

Date: December 10, 2004.	By:	/s/ Phil Rykhoek
Phil Rykhoek
Sr. Vice President and C.F.O.

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release Regarding Appointment of Greg McMichael as a director of Denbury.